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             [CREDIT SUISSE FIRST BOSTON CORPORATION LETTERHEAD]


Ms. Susan F. Marrinan
Vice President, Secretary, and General Counsel
Snap-on Incorporated
10801 Corporate Drive
P.O. Box 1430
Kenosha, WI 53141-1430


April 21, 1998

Dear Ms. Marrinan:

You have expressed interest in pursuing a transaction (the "Transaction") involving the capital stock of Hein-Werner Corporation (the "Company"). You understand that prior to or during the course of negotiations in respect of the Transaction, certain confidential information concerning the Company and/or the Company's affiliates, including, without limitation, financial forecasts and strategic plans, may be disclosed to you or your directors, officers, employees, affiliates and advisors ("your Representatives"), either in written form or orally (the "Evaluation Material"). In consideration of the Company agreeing to make the Evaluation Material available to you or your Representatives, you agree as follows:

1. The fact that the Company is providing Evaluation Material to you, the fact that the parties have had, are having or may have discussions concerning the Transaction, and any negotiations that may occur between you and the Company shall also be deemed Evaluation Material and treated in accordance with the provisions hereof. All Evaluation Material will be held in complete confidence and, without the Company's prior written consent, will not be disclosed, in whole or in part, to any other person (other than such of your Representatives who need access to any such materials or information for purposes of your evaluating or negotiating the Transaction), nor will any Evaluation Material be used in any way directly or indirectly detrimental to the Company or its affiliates or for any purpose other than your evaluation or negotiation of the Transaction. The term "Evaluation Material" does not include any information:

    (a) Which at the time of disclosure to you or your Representatives is in the public domain or which after such disclosure comes into the public domain through no fault of you or your Representatives;
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    (b)  which was available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not and was not bound by a confidentiality agreement with the Company; or

    (c) after notifying the Company pursuant to paragraph 5, the disclosure of which is required by applicable law or regulation.

2. You shall be responsible for ensuring that your Representatives adhere to the terms of the undertakings of this agreement as if such persons were original parties hereto.

3. You and your Representatives will return to the Company or destroy upon demand, or in the event you cease to be interested in pursuing the Transaction, any Evaluation Material provided to you or your Representatives, including all copies thereof which may have been made by or on behalf of you or your Representatives, and you shall destroy, or cause to be destroyed, all notes or memoranda or other stored information of any kind prepared by you or your Representatives relating to the Evaluation Material or negotiations generally.

4. If you or your Representatives become (or if it is reasonably likely that you or they shall become) legally compelled to disclose any Evaluation Material, immediate notice of such fact shall be given to the Company so that any appropriate action may be taken by the Company.

5. Without prejudice to any other rights or remedies the Company may have, you acknowledge and agree that money damages would not be an adequate remedy for any breach of this agreement and that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this agreement.

6. You acknowledge that, except as may be set forth in a definitive, written purchase agreement in respect of the Transaction, neither the Company nor any of its directors, officers, employees, affiliates or advisors shall have been deemed to make, or shall be responsible for, any representations or warranties, express or implied, with respect to the accuracy or completeness of the Evaluation Material supplied under this agreement. Further, it is acknowledged hereby by you that only those representations and warranties made by the Company in a definitive, written purchase agreement in respect of the Transaction shall have any force or effect.

7. During the period of one year commencing on the date hereof, you shall not directly solicit to hire any person who during such period is employed by the
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     Company, whether or not such person would commit any breach of such person's contract of service in leaving such employment.

8. You acknowledge and confirm that no information provided, or statements made, to you or your Representatives prior to, in the course of or for the purpose of negotiations, will constitute an offer by the Company or on the Company's behalf, nor will any such information or statements form the basis of any contract or agreement (including, without limitation, an agreement in principle), to sell the Company or any of its capital stock or assets.

9. You acknowledge that the Company and the Company's advisors shall be free to conduct the process in respect of the Transaction as they in their sole discretion shall determine, including, without limitation, negotiating with any prospective or interested parties.

10. No failure or delay by the Company in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, and no modification hereof shall be effective, unless in writing and signed by an officer of the Company or other authorized person on its behalf.

11. The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

12.  This Agreement shall terminate two years from the date hereof.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

     Very truly yours,

     HEIN-WERNER CORPORATION

     By CREDIT SUISSE FIRST BOSTON CORPORATION, solely as Company's representative

     By: Joseph T. Lower
         -----------------------------------
         Name:  Joseph T. Lower
         Title: Vice President

     Accepted and agreed to as of the date hereof:

     SNAP-ON INCORPORATED

     By: Susan F. Marrinan
         -----------------------------------
         Name:  Susan F. Marrinan
         Title: Vice President, Secretary, and General Counsel